Exhibit 99.2

Bumble Inc. Announces New Chief Financial Officer

August 6th, 2025, Austin, Texas: Bumble Inc. (NASDAQ: BMBL) today announced the appointment of Kevin D. Cook as the Company’s Chief Financial Officer, effective August 12, 2025. Mr. Cook succeeds Ronald J. Fior, who is stepping down from his role as Interim Chief Financial Officer and will serve in an advisory role through the end of August to help ensure a smooth transition.

Mr. Cook brings more than 30 years of financial management experience to Bumble, having served most recently as the Chief Financial Officer at Cloudera, Inc., a hybrid cloud data and AI platform company. Mr. Cook has also held roles as the Senior Vice President of Finance, Corporate Development & Investor Relations at Cloudera and as the Vice President of Strategic Finance, Corporate and Business Development at Barracuda Networks, Inc., a global cybersecurity company, and has served in investment banking leadership roles at Cowen, Credit Suisse, Wachovia Securities (now Wells Fargo) and RBC Capital Markets.

“Kevin brings a rare combination of deep financial expertise, strategic vision, and steady leadership at exactly the right moment for Bumble,” said Whitney Wolfe Herd, Founder and Chief Executive Officer of Bumble Inc. “His background leading companies through periods of transformation and growth makes him an ideal partner as we focus on delivering long-term value to our members, employees, and shareholders. I’m also incredibly grateful to Ron for his thoughtful leadership and steady hand during an important period for the company - he has set us up for what’s next, and we’re excited for this next chapter.”

In a separate press release today, the Company announced financial results for the second quarter ending June 30, 2025. Additional details regarding the Company’s earnings results can be found at ir.bumble.com.

ABOUT BUMBLE INC.
Bumble Inc. is the parent company of Bumble, Badoo, Bumble For Friends, and Geneva. The Bumble platform brings people closer to love by enabling them to build healthy relationships. Founded in 2014 by Whitney Wolfe Herd, who serves as CEO, Bumble was one of the first dating apps built with women at the center and connects people across dating (Bumble Date), friendship (Bumble For Friends) and professional networking (Bumble Bizz). Badoo, which was founded in 2006, was one of the pioneers of web and mobile dating products. Bumble For Friends is a friendship app where people in all stages of life can meet people nearby and create meaningful platonic connections. Geneva is a group and community app for people to connect based on shared interests.

For more information about Bumble, please visit www.bumble.com and follow @Bumble on social platforms.

Investor
ir@team.bumble.com

Media
press@team.bumble.com

Source: Bumble Inc.